Exhibit 10.1

June 1st, 2022

Jared Stanley
Sent Via Email

Re: Position Change

Dear Jared:

Charlotte’s Web, Inc. (“Company”) is pleased to offer a position change to work in the full-time position of Chief Operations Officer. This position is exempt and reports directly to Jacques Tortoroli – Chief Executive Officer. Your anticipated start date is May 1st, 2022.

Compensation and Benefits

Base Compensation: Should you decide to accept this offer, your compensation will remain unchanged. Your salary may be adjusted from time to time, including through increases, in the Company’s sole discretion.
This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you the quality of your work. Your work hours may vary from week to week depending on the Company’s needs. You will remain in your current PTO and benefits categories.

Tax and Other Withholding: The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

Short-Term Incentive Plan: Your target bonus opportunity will be 75% of your actual, regular earnings during the Plan Year. Actual payments will be made at the Company’s discretion based on the Company’s achievement of certain business targets/initiatives and individual performance. Any annual incentive payment will generally be paid within two and a half months following the end of the Plan Year. “Regular Earnings” is defined as the aggregate base salary earned during the period. The Compensation Committee reserves the right to adjust or amend the short-term incentive plan at their sole discretion.

Long-Term Incentive Program: You will be eligible to participate in the Company’s long-term incentive program. For the 2022 plan year, the company intends to make annual grant awards equal to 1.5% of the Company’s common shares outstanding, allocated based on salaries of participant pool. The Compensation Committee reserves the right to adjust or amend eligibility and the long-term incentive plan at their sole discretion.

Severance: If your employment with the Company is involuntarily terminated for reasons other than Cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein), subject to your execution, and non-revocation, of a release of claims in a form provided by the company, you will receive severance in the amount of nine (9) months of your base salary.

Guidelines for Employment

If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition, except as provided in “Severance” above, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgement of receipt of the Employee Handbook and any applicable state supplement.

[Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.]

The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Except for the Chairman of the Board or the Chairman of the Board’s authorized representative, no director, manager, supervisor, or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Except as provided in “Severance” above, only the Chairman of the Board of the Company or the Chairman of the Board’s authorized representative has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.

Restrictions on Employment

By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Acceptance

This offer will remain open until close of business on June 2nd, 2022. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date.

We hope your continued employment with the Company will prove mutually rewarding. If you have any questions, please feel free to call me at [* * *].

Sincerely,

/s/ Kenzie Matthews

Kenzie Matthews
Talent Acquisition Specialist
Charlotte’s Web, Inc.

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgement and Acceptance of Terms:

/s/ Jared Stanley June 2, 2022
Signature Date

[***] Indicates material that has been excluded from this Exhibit 10.1 because it is not material.